Exhibit 99.1

Summary of the interim CEO Compensation and Interim CEO Q1 FY06 Bonus Plan

During the time that Patrick McVeigh serves in the capacity of PalmSource, Inc. interim CEO, his annual base compensation will be $375,000, which will be retroactive to May 22, 2005 when Mr. McVeigh assumed this interim role. Mr. McVeigh is also eligible for a performance bonus of $50,000 for the first quarter of fiscal year 2006, provided he remains in the capacity of interim CEO or is serving as CEO on the last day of the first fiscal quarter and that the Compensation Committee determines Mr. McVeigh has met all performance goals as outlined in the Interim CEO Q1 FY06 Bonus Plan summarized below. If PalmSource hires a CEO to replace Mr. McVeigh during the first quarter of fiscal year 2006, and provided Mr. McVeigh has not terminated his employment with PalmSource for any reason (including death or disability) or been terminated by PalmSource for cause, Mr. McVeigh will be deemed to have earned the $50,000 performance bonus for the first quarter of fiscal year 2006.

Interim CEO is eligible to receive the $50,000 performance bonus for the first fiscal quarter of 2006 upon achievement of certain product development and workforce utilization and integration milestones as determined by the Compensation Committee of the Board of Directors.